Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2015

Company Declares Regular Quarterly Cash Dividend of $0.06 Per Share

HIGH POINT, N.C. (March 4, 2015) ─ Culp, Inc. (NYSE:CFI) today reported financial and operating results for the third quarter and nine months ended February 1, 2015.

Fiscal 2015 Third Quarter Highlights:

▪
Net sales were $81.3 million, up 12.3 percent, with mattress fabric sales up 18.5 percent and upholstery fabric sales up 5.1 percent, as compared with the same quarter last year.  This reflects the highest sales level for the third quarter in 13 years.

▪	Pre-tax income was $5.9 million, compared with $4.6 million in the third quarter of fiscal 2014.

▪
Adjusted net income (non-GAAP) was $5.0 million, or $0.40 per diluted share, for the current quarter, compared with $3.9 million, or $0.31 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

▪
Net income (GAAP) was $3.8 million, or $0.31 per diluted share, compared with net income of $8.4 million, or $0.68 per diluted share, in the prior year period.  Net income for the third quarter of fiscal 2015 included an income tax expense of $2.1 million, while net income for the third quarter of fiscal 2014 included an income tax benefit of $3.8 million.

▪
The company’s financial position remained strong with cash and cash equivalents and short term investments of $37.2 million, compared with $35.6 million at the end of fiscal 2014, even after spending $18.5 million in total for dividends, capital expenditures, debt payments and share repurchases through the first nine months of fiscal 2015.  Total debt stands at $2.2 million.

Fiscal 2015 Year to Date Highlights

▪
Year to date sales were $231.3 million, up 8.5 percent from the same period a year ago, with mattress fabrics segment sales up 12.4 percent and upholstery fabrics segment sales up 3.8 percent over the same period a year ago.

▪	Pre-tax income was $16.3 million, up from $14.9 million for the same period last year.

▪	Adjusted net income (non-GAAP) was $13.8 million, or $1.11 per diluted share, compared with $12.6 million, or $1.02 per diluted share, for the prior year period.

▪
Net income (GAAP) was $10.2 million, or $0.82 per diluted share, compared with net income of $14.7 million, or $1.19 per diluted share, for the same period a year ago.  Year to date net income for fiscal 2014 included the $3.8 million income tax benefit recorded in the third quarter of fiscal 2014.

▪	Consolidated return on capital was 28 percent, compared with 27 percent for the same period a year ago.

▪	Capital expenditures for the year to date period totaled $8.2 million, almost all of which related to the mattress fabrics segment, compared with $2.7 million a year ago.

▪
Free cash flow was $11.8 million, compared with $8.0 million for the same period a year ago, even after higher than normal capital expenditures.  The company expects free cash flow for fiscal 2015 to be comparable to the $13.8 million achieved in fiscal 2014.

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

▪
The projection for the fourth quarter of fiscal 2015 is for overall sales to be 4 percent to 8 percent higher compared with the previous year’s fourth quarter.  Pre-tax income for the fourth quarter of fiscal 2015 is expected to be in the range of $5.7 million to $6.4 million.  Pre-tax income for the fourth quarter of fiscal 2014 was $4.1 million.

▪	The projection for the full year is for overall sales to be up approximately 8 percent.

▪
Pre-tax income for the full year is expected to be $22.0 million to $22.7 million, compared with $19.0 million in fiscal 2014.  The highest pre-tax income in the company’s history was $21.8 million in fiscal 1998.

Overview

For the third quarter ended February 1, 2015, net sales were $81.3 million, a 12.3 percent increase compared with $72.4 million a year ago.  The company reported net income of $3.8 million, or $0.31 per diluted share, for the third quarter of fiscal 2015, compared with net income of $8.4 million, or $0.68 per diluted share, for the third quarter of fiscal 2014.  Net income for the third quarter of fiscal 2015 included income tax expense of $2.1 million, while net income for the third quarter of fiscal 2014 included an income tax benefit of $3.8 million, which included a $5.4 million income tax benefit to record the U.S. income tax effects of the undistributed earnings from the company’s foreign subsidiaries located in China.

Given the volatility in the income tax area during fiscal 2014 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $44.6 million in U.S. net operating loss carryforwards as of the end of fiscal 2014.  For the third quarter of fiscal 2015, adjusted net income was $5.0 million, or $0.40 per diluted share, compared with $3.9 million, or $0.31 per diluted share, for the third quarter of fiscal 2014.  On a pre-tax basis, the company reported income of $5.9 million compared with pre-tax income of $4.6 million for the third quarter of fiscal 2014.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We continued to build upon our sales momentum this fiscal year, with a 12 percent increase for the third quarter compared with a year ago.  These results demonstrate the benefits of our top strategic priority – to drive product innovation and creativity throughout our company.  The positive response to our creative designs has resulted in higher sales to existing key customers as well as sales to new customers.  We have a strong competitive position in both businesses, and we are excited about the opportunities for continued success.”

“Our success to date in 2015 has positioned Culp for another outstanding year of solid sales growth, improving profitability and excellent free cash flow.  Importantly, we also have the financial strength to make the capital investments to support our growth strategy as well as to provide added value to shareholders through dividends and share repurchases,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the third quarter were $45.7 million, up 18.5 percent compared with $38.5 million for the third quarter of fiscal 2014.

“Our mattress fabrics business had an outstanding sales performance in the third quarter of fiscal 2015,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect higher than expected demand caused by a generally improved business environment, some market share gains and some advanced sales to major customers as they prepared to launch their flagship brands ahead of major bedding events.  We are pleased with our execution in meeting this demand with solid growth across our core product lines.  Additionally, we have further enhanced our competitive position with our extensive design capabilities and technical expertise, supported by a mirrored manufacturing platform and reactive capacity.

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

“Design and innovation continue to be top priorities to stay ahead of the latest fashion trends and to meet customer style preferences.  We continue to expand our design team, and we have also invested in the latest technical software and website development to support and strengthen our brand.  These design efforts and new product introductions are resonating with our customers.  Notably, Culp had another solid showing at the January Las Vegas bedding market, with strong placements from key customers as well as new opportunities for both mattress fabrics and covers.  We continue to improve our market share with our complete array of innovative fabrics and mattress covers across all price points and style trends in the mattress industry.

“We have also made steady progress in our operating performance during fiscal 2015, with significant improvement in the third quarter compared with the prior year period.  We are on schedule with the previously announced $9.5 million expansion plan to increase our production capacity, add finishing capabilities, and improve our overall efficiency and throughput. As we near completion, we expect to more fully benefit from these operational improvements and additional equipment in the fourth quarter of this fiscal year.  These investments demonstrate Culp’s commitment to our customers and further support our growth strategy.  Additionally, our mattress cover business has continued to mature and is trending toward becoming a meaningful contributor to our overall business platform.  This business further supports our diversification strategy and enhances our strong value proposition. We look forward to the opportunities ahead for another strong performance in fiscal 2015.”

Upholstery Fabrics Segment

Sales for this segment were $35.6 million for the third quarter, a 5.1 percent improvement compared with sales of $33.8 million in the third quarter of fiscal 2014.

“We are pleased to report another solid performance in our upholstery fabrics business for the third quarter of fiscal 2015, with sales up five percent over a strong third quarter of last year,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “Our sales performance exceeded our previously announced expectations, while operating income and margins came in as expected.  We have continued to see very favorable customer response to our innovative designs and diverse product offering.  Our sales were especially strong at the end of the third quarter, as many customers anticipated longer lead times related to the Chinese New Year holiday, which occurred in February.  Sales of China produced fabrics accounted for 92 percent of upholstery fabric sales in the third quarter of fiscal 2015.

“Our focused efforts on product innovation and creative designs that reflect current furniture style trends have clearly distinguished Culp in the marketplace.  Our consistent growth in sales in fiscal 2015 confirms this strategy is working.  We have also realized the benefits of our diversification strategy to expand our customer base, including the hospitality market and the “lifestyle” retail category.  Our flexible global platform supports these marketing efforts and allows us to quickly respond to changing market trends and consumer style preferences.  As a result, we have established a strong competitive position with additional opportunities to reach new customers and expand our market presence.

“As previously announced, we finalized the closure of the finished goods warehouse and distribution facility located in Poznan, Poland, at the end of the third fiscal quarter.  However, at this point we remain very interested in developing business in Europe, and we are still assessing the best strategy for selling upholstery fabric into this market as economic conditions improve,” said Chumbley.

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2015,” added Ken Bowling, chief financial officer of Culp.  “The company has generated $11.8 million in free cash flow through the first nine months of fiscal 2015, compared with $8.0 million for the same period last year.  Both of our businesses have done an outstanding job of managing working capital this fiscal year, especially inventories, which contributed to the strong free cash flow.  During this same period, we have reduced our debt by $2.7 million, returned $7.6 million of cash to shareholders through share repurchases and dividends, and invested $8.2 million in capital expenditures, for a total of $18.5 million in uses of cash.  At quarter end, we reported $37.2 million in cash and cash equivalents and short-term investments.  Total debt at the end of the third quarter was $2.2 million, which represents the final installment on our term loan due August 2015.  Our net cash position, or cash minus total debt, was $35.0 million at the end of the third quarter, the highest net cash level in Culp’s history.”

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

Quarterly Dividend and Share Repurchase Program

The company announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.06 per share. This compares with $0.05 per share paid for the same period last year, reflecting an increase of 20 percent.  The dividend is to be paid on or about April 15, 2015, to shareholders of record as of the close of business on April 1, 2015.  The $0.06 per share is an annual indicated dividend of $0.24 per share.

During the first nine months of fiscal 2015, the company purchased 43,014 shares of Culp common stock for $745,000, all of which were purchased in the first and second quarters, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014.  This leaves $4.3 million available for additional share repurchases.

Since June 2011, the company has returned a total of $28 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2015, Saxon remarked, “At this time, we expect overall sales to be up 4 percent to 8 percent as compared with the fourth quarter of last fiscal year.  For the year, we expect overall fiscal 2015 annual sales to exceed last year’s annual sales by approximately 8 percent.

“We expect fourth quarter sales in our mattress fabrics business to be up 6 percent to 11 percent as compared to the same period a year ago.  Operating income and margins in this segment are expected to be substantially higher than the same period a year ago due primarily to higher sales and the positive contributions from the completed capital investment project.

“For the full fiscal year, we expect mattress fabrics sales to be approximately 11 percent higher than fiscal 2014, and operating income and margins are expected to be substantially higher than last fiscal year.

“In our upholstery fabrics business, we expect fourth quarter sales to be slightly higher as compared with the previous year’s fourth quarter results.  Because the Chinese New Year holiday falls entirely in the fourth quarter of fiscal 2015, our sales and production schedules will be affected by the extended break.  We believe the upholstery fabric segment’s operating income and margins will be slightly higher as compared to the same quarter of last year.

“For the full fiscal year, we expect upholstery fabric sales to be approximately 3 percent higher than last fiscal year.  Operating income and margins in this segment are expected to be slightly lower than last year.

“Considering these factors, the company expects to report pre-tax income for the fourth quarter in the range of $5.7 million to $6.4 million.  Pre-tax income for last year’s fourth quarter was $4.1 million.  For fiscal 2015 as a whole, we expect pre-tax income in the range of $22.0 million to $22.7 million, compared with $19.0 million last fiscal year.”

In closing, Saxon remarked, “We are pleased with our solid performance to date in fiscal 2015 and our ability to grow sales in both businesses.  Our creative designs and innovative fabric styles are driving these sales gains as we continue to meet changing customer style preferences.  We have a strong competitive position with a flexible and scalable global manufacturing platform to deliver these innovative products, supported by outstanding customer service.  We look forward to our future growth prospects and our ability to continue generating strong free cash flow in fiscal 2015.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 11, 2014 for the fiscal year ended April 27, 2014.  In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	February 1,	January 26,	February 1,	January 26,
	2015	2014	2015	2014

Net sales	$81,269,000	$72,389,000	$231,320,000	$213,119,000
Income before income taxes	$5,922,000	$4,574,000	$16,270,000	$14,923,000
Net income	$3,812,000	$8,381,000	$10,157,000	$14,707,000
Net income per share:
Basic	$0.31	$0.69	$0.83	$1.21
Diluted	$0.31	$0.68	$0.82	$1.19

Adjusted net income	$5,016,000	$3,865,000	$13,781,000	$12,610,000
Adjusted net income per share
Basic	$0.41	$0.32	$1.13	$1.04
Diluted	$0.40	$0.31	$1.11	$1.02

Average shares outstanding:
Basic	12,219,000	12,188,000	12,216,000	12,173,000
Diluted	12,417,000	12,405,000	12,410,000	12,405,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Nine Months Ended
	February 1,	January 26,	February 1,	January 26,
	2015	2014	2015	2014

Income before income taxes	$5,922,000	$4,574,000	$16,270,000	$14,923,000
Adjusted income taxes (2)	$906,000	$709,000	$2,489,000	$2,313,000
Adjusted net income	$5,016,000	$3,865,000	$13,781,000$	12,610,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $44.6 million in net operating loss carryforwards.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.3% for fiscal 2015 and 15.5% for fiscal 2014.

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Nine Months Ended February 1, 2015, and January 26, 2014
(Unaudited)
(Amounts in Thousands)

		NINE MONTHS ENDED

		Amounts
		February 1,	January 26,
		2015	2014

Consolidated Effective GAAP Income Tax Rate	(1)	37.6%	1.4%

Undistributed Earnings From Foreign Subsidiaries		-	34.2%

Non-Cash U.S. Income Tax Expense		(22.1)%	(20.0)%

Non-Cash Foreign Income Tax Expense		(0.2)%	(0.1)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.3%	15.5%

	THREE MONTHS ENDED
	As reported		February 1, 2015	As reported		January 26, 2014
	February 1,		Proforma Net	January 26,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$5,922	$-	$5,922	$4,574		$4,574

Income taxes (3)	2,110	$(1,204)	906	(3,807)	$4,516	709
Net income	$3,812	$1,204	$5,016	$8,381	$(4,516)	$3,865

Net income per share-basic	$0.31	$0.10	$0.41	$0.69	$(0.37)	$0.32
Net income per share-diluted	$0.31	$0.10	$0.40	$0.68	$(0.36)	$0.31
Average shares outstanding-basic	12,219	12,219	12,219	12,188	12,188	12,188
Average shares outstanding-diluted	12,417	12,417	12,417	12,405	12,405	12,405

	NINE MONTHS ENDED
	As reported		February 1, 2015	As reported		January 26, 2014
	February 1,		Proforma Net	January 26,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$16,270	$-	$16,270	$14,923	$-	$14,923

Income taxes (3)	6,113	$(3,624)	2,489	216	$2,097	2,313
Net income	$10,157	$3,624	$13,781	$14,707	$(2,097)	$12,610

Net income per share-basic	$0.83	$0.30	$1.13	$1.21	$(0.17)	$1.04
Net income per share-diluted	$0.82	$0.29	$1.11	$1.19	$(0.17)	$1.02
Average shares outstanding-basic	12,216	12,216	12,216	12,173	12,173	12,173
Average shares outstanding-diluted	12,410	12,410	12,410	12,405	12,405	12,405

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

Reconciliation of Free Cash Flow
For the Nine Months Ended February 1, 2015, and January 26, 2014
(Unaudited)
(Amounts in thousands)

	FY 2015	FY 2014

Net cash provided by operating activities	$20,699	$10,994
Minus: Capital Expenditures	(8,185)	(2,656)
Add: Proceeds from the sale of equipment	625	188
Add: Proceeds from life insurance policies	320	-
Minus: Payments on life insurance policies	(18)	(30)
Minus: Purchase of long-term investments	(1,298)	-
Add: Excess tax benefits related to stock-based compensation	110	143
Effect of exchange rate changes on cash and cash equivalents	(458)	(660)

Free Cash Flow	$11,795	$7,979

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CFI Announces Results for Third Quarter Fiscal 2015

March 4, 2015

Reconciliation of Return on Capital
For the Nine Months Ended February 1, 2015, and January 26, 2014
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Nine Months Ended
	February 1, 2015		January 26, 2014

Consolidated Income from Operations	$16,222		$15,805
Average Capital Employed (2)	77,564		77,100

Return on Average Capital Employed (1)	27.9%		27.3%

Average Capital Employed

	February 1, 2015	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$167,815	$156,662	$154,212	$160,935
Total liabilities	(52,843)	(44,988)	(45,065)	(49,191)

Subtotal	$114,972	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(28,772)	(28,953)	(24,665)	(29,303)
Short-term investments	(8,384)	(6,318)	(6,311)	(6,294)
Long-term investments	(2,063)	(1,911)	(1,749)	(765)
Income taxes receivable	(104)	-	(136)	(121)
Deferred income taxes - current	(6,995)	(6,191)	(6,203)	(6,230)
Deferred income taxes - non-current	(482)	(508)	(973)	(2,040)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	-	-	569	586
Income taxes payable - current	325	268	387	442
Income taxes payable - long-term	3,630	3,980	4,037	3,962
Deferred income taxes - non-current	3,384	1,395	1,013	1,013
Long-term debt, less current maturities	-	-	2,200	2,200

Total Capital Employed	$77,711	$75,636	$79,516	$77,394

Average Capital Employed (2)	$77,564

	January 26, 2014	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$156,678	$156,242	$151,101	$144,706
Total liabilities	(47,235)	(54,727)	(52,516)	(49,123)

Subtotal	$109,443	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(23,293)	(24,267)	(21,423)	(23,530)
Short-term investments	(7,077)	(6,220)	(6,174)	(5,286)
Income taxes receivable	-	-	(292)	(318)
Deferred income taxes - current	(7,503)	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(1,227)	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	573	585	560	561
Income taxes payable - current	130	304	320	285
Income taxes payable - long-term	3,953	4,141	4,176	4,191
Deferred income taxes - non-current	945	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	2,200	4,400	4,400

Total Capital Employed	$80,344	$77,068	$78,289	$72,699

Average Capital Employed (2)	$77,100

Notes:

(1) Return on average capital employed represents operating income for the nine month period ending February 1, 2015 or January 26, 2014 divided by three quarters times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2) Average capital employed used for the nine months ending February 1, 2015 was computed using the four quarterly periods ending February 1, 2015, November 2, 2014, August 3, 2014 and April 27, 2014.

Average capital employed used for the nine months ending January 26, 2014 was computed using the four quarterly periods ending January 26, 2014, October 27, 2013, July 28, 2013 and April 28, 2013.

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